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                                                                   EXHIBIT 10.42



                        Harrah's Entertainment Letterhead

                                February 29, 2000

Frederick W. Burford
JCC Holding Company
512 South Peters
New Orleans, Louisiana 70130

              Re: Jazz Casino Company, LLC/Minimum Payment Guaranty

Dear Fred:

         In response to your letter of February 25, 2000, please be advised that HET and HOCI will on March 31, 2000 provide the Minimum Payment Guaranty for the fiscal year commencing on April 1, 2000 so long as none of the non-renewal events set forth in paragraph 1(b) (i) through (iii) and (vi) through (x) of the HET/JCC Agreement dated as of October 30, 1998 have occurred.

         As set forth in the HET/JCC Agreement,

         "(b) Non-Renewal. The Guaranty shall automatically expire and not renew (subject to Section 1(d) hereof) and shall not be drawn upon for any of the Fiscal Years beginning April 1, 2000, 2001, 2002, or 2003 if any of the following events have occurred and shall be continuing or uncured as of the day prior to the first day of any such Fiscal Year:

              (i) there has been a JCC Bankruptcy Event (as hereinafter defined) or a cessation of Casino operations;

              (ii) there are any then past due and unpaid Guaranty Fees (as hereinafter defined), other than fees deferred in accordance with the terms of this Agreement;

              (iii) there has been a Minimum Payment Default;
                                     . . .

              (vi) HET, Harrah's New Orleans Management Company ("HNOMC") or any of their respective affiliates is found unsuitable to own, operate, act as a lender to, or otherwise in respect of the Casino by the State;



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              (vii) HNOMC has been removed as manager of the Casino;

              (viii) The Casino Operating Contract has been terminated;

              (ix) JCC has breached any of its covenants under Section 5 hereof; or

              (x) An Excusable Temporary Cessation of Operations has occurred and is continuing."

         Further, HET and HOCI will not claim that a non-renewal event (including an event under Section 1(b)(iii) or (viii) of the HET/JCC Agreement) has occurred by reason of HET or HOCI making or not making payments under the current Minimum Payment Guaranty or as a result of HNOMC being removed as manager of the Casino as a result of a default by HNOMC under the Management Agreement or as result of HNOMC's resignation as manager. Please note, however, that should an LGCB demand or drawing under the current Minimum Payment Guaranty cause a non-renewal event under such Section 1(b) of the HET/JCC Agreement (excluding a non-renewal event under Section 1(b)(iii) or (viii) of the HET/JCC Agreement as a result of HET or HOCI not making payment under the current Minimum Payment Guaranty), HET and HOCI reserve their right not to renew in such a situation.

         Please feel free to call me to discuss any of the foregoing.

                                         Very truly yours,



                                         /s/ Charles L. Atwood